Exhibit 4.82
EXECUTION VERSION

TWENTY-THIRD SUPPLEMENTAL INDENTURE

TWENTY-THIRD SUPPLEMENTAL INDENTURE, dated as of November 7, 2023 (this “Supplemental Indenture”), among each of the parties named on Schedule I hereto (collectively, the “New Guarantors”), Charter Communications Operating, LLC, a Delaware limited liability company (“CCO”), Charter Communications Operating Capital Corp., a Delaware corporation (together with CCO, the “Issuers”) and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuers and CCO Safari II, LLC, a Delaware limited liability company, have heretofore executed and delivered to the Trustee an Indenture, dated as of July 23, 2015, as amended by the First Supplemental Indenture, dated as of July 23, 2015, the Second Supplemental Indenture, dated as of May 18, 2016, the Third Supplemental Indenture, dated as of May 18, 2016, the Fourth Supplemental Indenture, dated as of November 1, 2016, the Fifth Supplemental Indenture, dated as of April 20, 2017, the Sixth Supplemental Indenture, dated as of July 6, 2017, the Seventh Supplemental Indenture, dated as of September 18, 2017, the Eighth Supplemental Indenture, dated as of December 21, 2017, the Ninth Supplemental Indenture, dated as of April 17, 2018, the Tenth Supplemental Indenture, dated as of July 3, 2018, the Eleventh Supplemental Indenture, dated as of July 27, 2018, the Twelfth Supplemental Indenture, dated as of January 17, 2019, Thirteenth Supplemental Indenture, dated as of June 21, 2019, Fourteenth Supplemental Indenture, dated as of July 10, 2019, Fifteenth Supplemental Indenture, dated as of October 24, 2019, Sixteenth Supplemental Indenture, dated as of April 17, 2020, Seventeenth Supplemental Indenture, dated as of November 19, 2020, Eighteenth Supplemental Indenture, dated as of December 4, 2020, Nineteenth Supplemental Indenture, dated as of March 4, 2021, Twentieth Supplemental Indenture, dated as of June 2, 201, Twenty- first Supplemental Indenture, dated as of October 12, 2021, Twenty-Second Supplemental Indenture, dated as of March 15, 2022 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Issuers’ Notes;

WHEREAS, the Issuers desire to add the New Guarantors as Note Guarantors under the Indenture;

WHEREAS, pursuant to Section 9.01(4) of the Indenture, the Trustee, the Collateral Agent, the Issuers and other Guarantors, if any, are authorized to execute and deliver this Supplemental Indenture to add the Note Guarantees by the New Guarantors;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of Holders as follows:

1.Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental

Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.Agreement to Guarantee. Each of the New Guarantors hereby agrees, jointly and severally with each other and all existing guarantors (if any), to unconditionally guarantee the Issuers’ Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Note Guarantor under the Indenture until released pursuant to the terms of the Indenture. Each of the New Guarantors will be entitled to the benefits set forth in Article 10 of the Indenture, including the release provisions set forth in Section 10.02(b) thereof.

3.Notices. All notices or other communications to the New Guarantors shall be given as provided in Section 12.02 of the Indenture.

4.Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

5.Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

6.Trustee Makes No Representation. The recitals contained herein shall be taken as the statements of the Issuers, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

7.Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8.Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Twenty-Third Supplemental Indenture to be duly executed as of the date first above written.

CHARTER COMMUNICATIONS
OPERATING, LLC

By:	/s/ Scott A. Schwartz
Name: Scott A. Schwartz
Title: Group Vice President, Corporate
Finance and Treasurer

CHARTER COMMUNICATIONS
OPERATING CAPITAL CORP.

By:	/s/ Scott A. Schwartz
Name: Scott A. Schwartz
Title: Group Vice President, Corporate
Finance and Treasurer

THE NEW GUARANTORS NAMED ON
SCHEDULE I HERETO

By: Charter Communications, Inc.
Its: Manager

By:	/s/ Jennifer A. Smith
Name: Jennifer A. Smith
Title: Vice President, Associate
General Counsel and Assistant
Corporate Secretary

[Signature Page to Twenty-Third Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Twenty-Third Supplemental Indenture to be duly executed as of the date first above written.

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A., as Trustee

By:	/s/ Ann M. Dolezal
Name: Ann M. Dolezal
Title: Vice President

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A., as Collateral Agent

By:	/s/ Ann M. Dolezal
Name: Ann M. Dolezal
Title: Vice President

[Signature Page to Twenty-Third Supplemental Indenture]

Schedule I
New Guarantors

Charter Communications ASC, LLC
Charter Communications SSC, LLC
I-1